SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2012

PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35385	80-0091851
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York		10901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2012, the Board of Directors of Provident New York Bancorp (the “Company”) approved a new employment contract with Daniel G. Rothstein, Executive VP, Chief Risk Officer and General Counsel. The contract will become effective on July 1, 2012 upon the expiration of Mr. Rothstein’s current employment contract. Mr. Rothstein has been employed by the Company since 1983.

The new employment contract has a term of one-year. Mr. Rothstein’s compensation and benefits will remain the same as those currently in place. If Mr. Rothstein is terminated “Without Cause” by the Company or resigns for “Good Reason,” in each case within one year after a “Change in Control” (capitalized terms are defined in the employment contract), he would receive severance payments equal to (i) one-year’s base salary (payable in a lump sum within 60 days) and (ii) a monthly cash payment for 18 months equal to the monthly COBRA premium in effect as of the date of termination of employment for the level of coverage in effect under the Company’s group health plan.

The foregoing description of the employment contract is qualified by reference to the terms of the contract, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Exhibits

Exhibit 10.1 — Employment Agreement with Daniel G. Rothstein effective July 1, 2012.*

*	Management compensatory term or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: July 2, 2012	By:	/s/ Stephen V. Masterson
Stephen V. Masterson
Executive Vice President and Chief Financial Officer